EXHIBIT 3.1
CERTIFICATE OF FORMATION
OF
BLOCK FINANCIAL LLC
     1. The name of the limited liability company is Block Financial LLC.
     2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
     3. This Certificate of Formation shall be effective on January 1, 2008.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Block Financial LLC this 19th day of December, 2007.

By:	/s/ Bret G. Wilson
Bret G. Wilson
Secretary